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Exhibit 21

LISTS OF SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	D/B/A
Home Depot U.S.A., Inc.	Delaware	The Home Depot EXPO Design Center The Home Depot At-Home Services The Home Depot Landscape Supply The Home Depot Floor Store
HD Development of Maryland, Inc.	Maryland	(Not Applicable)
HD Supply, Inc.	Texas	HD Supply

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation S-K under the Securities Act of 1934, as amended.

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LISTS OF SUBSIDIARIES OF THE REGISTRANT